Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-141671 and 333-176408) on Form S-8 of Central Garden & Pet Company of our report dated June 25, 2012, with respect to the statement of net assets available for benefits of the Central Garden & Pet Company Investment Growth Plan as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended, appearing in this Annual Report (Form 11-K) of the Central Garden & Pet Company Investment Growth Plan.

/s/ MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 25, 2013